As filed with the United States Securities and Exchange Commission on February 15, 2005

Registration No. 333-118660

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NAVIGANT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2080967
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

84 Inverness Circle East

Englewood, Colorado 80112

(303) 706-0800

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Edward S. Adams

Chairman of the Board, Chief Executive Officer and President

84 Inverness Circle East

Englewood, Colorado 80112

(303) 706-0800

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Betty C. Arkell

Holland & Hart LLP

555 Seventeenth Street, Suite 3200

Denver, CO 80202-3979

(303) 295-8000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $.001 par value per share	611,475	$15.91	$9,728,567	$1,233

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ National Market on August 25, 2004.
(2)	Registration fee was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 15, 2005

PROSPECTUS

611,475 SHARES OF COMMON STOCK

The shares of our common stock that are offered by this prospectus are shares issued in connection with the Partnership Interests Purchase Agreement, dated June 16, 2004 by and among Navigant International, Inc., a Delaware corporation (“Navigant”), NWT Newco, Inc., an Illinois corporation and a wholly-owned subsidiary of Navigant International/Rocky Mountain, Inc., Navigant International/North Central, Inc., an Illinois corporation and a wholly-owned subsidiary of Navigant, Northwestern Travel Service, L.P., a Minnesota limited partnership, Northwestern Travel Service, Inc., the general partner of the Partnership, Noble Family Limited Partnership, a Minnesota limited partnership (the “New Partnership”) and John C. Noble, Jack Curtiss Noble, Peter Thorp Noble, Clifford Blunt Noble and John Partridge Noble.

The shares are being offered for sale from time to time pursuant to this prospectus for the account of the New Partnership, or the selling stockholder. We are not selling any shares of our common stock under this prospectus for our account.

The selling stockholder may offer its shares through public or private transactions, on or off the NASDAQ National Market, at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of shares by the selling stockholder. The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell its shares in the section titled “Plan of Distribution.”

We will not be paying any underwriting commissions or discounts in the offering of these shares. We will, however, be paying for substantially all of the other expenses incurred in the offering of the shares. The selling stockholder will receive the purchase price of the shares sold less any agents’ commissions and underwriters’ discounts and other related expenses.

Our common stock is traded on the NASDAQ National Market under the trading symbol “FLYR.” On February 10, 2005, the closing sale price of the common stock on the NASDAQ National Market was $12.96.

Our principal executive offices are located at 84 Inverness Circle East, Englewood, Colorado 80112, and our telephone number is (303) 706-0800.

Investing in our securities involves risks. See “ Risk Factors” beginning on page 2.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is truthful or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

In this prospectus, “Navigant,” “we,” “us” and “our” refer to Navigant International, Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus constitutes part of a registration statement on Form S-3 that has been filed with the United States Securities and Exchange Commission, or the SEC. SEC rules permit us to omit certain of the information contained in the registration statement. For such information, please refer to the registration statement on file with the SEC, including the exhibits to the registration statement.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “seek,” “could,” “predict,” “continue,” “future,” “may” and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. You should carefully consider the risks described below in Risk Factors and other factors that may be identified from time to time in our filings with the Securities and Exchange Commission. If any of these risks should actually occur, our actual results could differ materially from our forward-looking statements.

OVERVIEW

We are the second largest provider of corporate travel management services in the United States based on number of airline tickets sold in 2003. Through our alliance with TQ3 Travel Solutions GmbH in March 2004, we believe that we have expanded our global reach and further solidified our ability to effectively serve the interests of our major customers in key worldwide markets. With operations throughout the United States, various U.S. territories and 22 foreign countries, we manage all aspects of our clients’ travel processes, focusing on reducing their travel expenses, typically one of the largest controllable expenses in a corporate budget. We believe that by providing high quality service, proprietary technology, a local presence and entering into management contracts we are able to retain a significant portion of our clients from year to year. Through Scheduled Airlines Traffic Offices, Inc., or SatoTravel, which we acquired in June 2001, we provide airline travel reservation services to the U.S. government and its employees and other private sector organizations. We also provide specific group, leisure and special event management travel services, largely to our corporate clients. On August 23, 2004, we had 120 regional and branch offices and approximately 550 on-site locations.

With our technology and experienced personnel, we create, implement and manage corporate travel policies, helping our clients reduce travel costs. We provide our clients with extensive data about individual, departmental and company travel activity and patterns to help identify potential cost savings. We also provide comprehensive accounting systems that track and reconcile travel expenses, process and classify billing information and provide management reports, all of which can be tailored to meet a client’s particular needs.

Navigant International, Inc. is a Delaware corporation. Our principal executive offices are located at 84 Inverness Circle East, Englewood, Colorado 80112 and our telephone number is (303) 706-0800. We maintain a website at www.navigant.com. Information on our website does not constitute a part of this prospectus.

RISK FACTORS

You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business and an investment in the securities. Any of the following risks, as well as other risks and uncertainties, could seriously harm our business and financial results and cause the value of our common stock to decline, which in turn could cause you to lose all or part of your investment.

Our significant indebtedness and interest payment obligations may adversely affect our ability to obtain additional financing, use our operating cash flow in other areas of our business or otherwise adversely affect our operations.

We continue to be significantly leveraged. As of September 26, 2004, we had $188.6 million of consolidated debt outstanding and our consolidated debt as a percentage of capitalization, defined as the sum of long-term debt and stockholders’ equity, was 44.6%. We may also need to incur additional debt in the future to complete acquisitions or capital projects or for working capital, even though our credit facility, which we executed on October 31, 2003 through a syndicate of lenders led by Bank of America, N.A. as administrative agent, or the Credit Facility, and other indebtedness may impose some limits on our ability to do so. Our high level of indebtedness could have important consequences, which include the following:

•	Our ability to obtain additional financing to fund our business strategy, debt service requirements, capital expenditures, working capital or other purposes may be impaired;

•	Our ability to use operating cash flow in other areas of our business will be limited because we must dedicate a substantial portion of these funds to pay interest and principal on our debt;

•	Our Credit Facility bears interest at variable rates, which could result in higher interest expense in the event of increases in interest rates;

•	We may not be able to compete with others who are not as highly leveraged; and

•	Our significant leverage may limit our flexibility to adjust to changing market conditions, changes in our industry and economic downturns.

Our ability to pay interest on our debt obligations will depend upon our future operating performance and our ability to obtain additional debt or equity financing. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. If in the future we cannot generate sufficient cash flow from operations to meet our obligations, we will need to refinance, obtain additional financing or sell assets. Our business may not generate cash flow, or we may not obtain funding sufficient to satisfy our debt service requirements.

Our Credit Facility imposes restrictions which may adversely affect our ability to finance future operations or capital needs or engage in other business activities.

The restrictions in our existing debt agreements, including the Credit Facility, and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. These restrictions limit our ability to:

•	Incur additional debt or prepay or modify any additional debt that may be incurred;

•	Make investments;

•	Pay dividends and make distributions;

•	Repurchase our securities;

•	Create liens;

•	Transfer or sell assets;

•	Enter into transactions with affiliates;

•	Issue or sell stock of subsidiaries;

•	Merge or consolidate; or

•	Materially change the nature of our business.

In addition, our Credit Facility limits our ability to consummate acquisitions using total consideration in excess of $10 million without the consent of the participating banks. These limitations may reduce our ability to continue our acquisition program.

Our Credit Facility requires us to among other things: (1) comply with financial ratios including consolidated senior leverage ratio, consolidated total leverage ratio and consolidated fixed charge coverage ratio; (2) maintain a minimum consolidated net worth; and (3) limit capital expenditures in any fiscal year to less than 20% of consolidated EBITDA, as defined by the Credit Facility, for the prior fiscal year. Our ability to comply with these requirements may be affected by events beyond our control. If we breach any of these covenants in our Credit Facility, or if we are unable to comply with the required financial ratios, we may be in default under our Credit Facility or other indebtedness. A significant portion of our indebtedness then may become immediately due and payable. We may not have, or be able to obtain, sufficient funds to make these accelerated payments. Compliance with the covenants is also a condition to continued borrowings under our revolving line of credit under our Credit Facility on which we will rely to fund our liquidity.

Declines or disruptions in the travel industry, such as those caused by terrorism, war, or general economic downturns, could reduce our revenues and seriously harm our business.

Our revenue increases or decreases with the level of travel activity, particularly with the volume of business travel. Our revenue is especially sensitive to declines or disruptions in the travel industry, in particular those caused by economic conditions and those events that effect, or are perceived to degrade, traveler safety.

The financial, political, economic and other uncertainties following the terrorist attacks upon the United States in September 2001 resulted in many of our customers becoming much more cautious regarding their travel plans. Future acts of war, terrorism, military or civil responses to terrorism or the fear of such events occurring, as well as general health and safety concerns, could cause travel volume to decrease dramatically and to remain at lower than anticipated volumes for an extended period of time.

In addition, travel-related accidents, bad weather, increased fuel prices and new security directives, which make travel more expensive or more difficult, may reduce demand for travel services. Negative economic conditions may also decrease demand for travel services.

A decrease in demand for travel services, in particular those services associated with business travel, will impact our revenues and adversely affect our results of operations. If such a decrease continued for a long period of time, our financial condition could be significantly harmed.

If commissions, overrides or incentives for reservations or other revenues from vendors or suppliers are decreased or eliminated altogether, our revenue may be reduced.

We derive part of our revenues from commissions paid by international airlines, incentive override commissions paid by the major airlines, incentive payments and other revenues from distribution system vendors and commissions from hotel and car vendors. International airlines may eliminate commissions, all airlines may reduce or terminate incentive override commissions, distribution system vendors may reduce or terminate incentive payments or other revenues, hotel and car vendors may reduce or terminate commissions and we may not be able to extend our current arrangements or enter into new arrangements that are as favorable as our current arrangements. If any of these events were to occur, our revenue would decrease and our financial condition could be seriously harmed. Additionally, if, during any period, we fail to meet our incentive levels thresholds, our revenues could decrease.

Our customers either pay for our services under management agreements or service fee arrangements. Under our management agreements, our customers pay us fees for transactions, and all or most of the revenues received by Navigant from vendors on account of such transactions are typically credited against the fees payable by the customer to us. A reduction in vendor revenues would increase the out-of-pocket expenses for our customers and may cause such customers to seek a reduction in our fees or to terminate, or to attempt to terminate, their management agreements with us. For those agreements where we retain a portion of the vendor revenues, a decrease in revenues from vendors would also decrease that portion of those revenues retained by us under management agreements.

For transactions performed for customers with whom we have service fee arrangements, we typically retain all vendor revenues paid on account of such transactions. If vendor revenues were to be reduced or eliminated, our revenues would decrease, and we may not be able to recover such reductions by increasing service fees to those customers.

Our industry is extremely competitive, becoming increasingly consolidated and subject to new methods of distribution, all of which may result in loss of clients or declining revenues or margins.

The corporate travel management industry is extremely competitive. We compete primarily with other corporate travel management companies. Some of our competitors have greater brand-name recognition and financial resources than we do. Competition within the corporate travel management industry is increasing as the industry undergoes a period of consolidation. Many of our competitors are expanding their size and financial resources through consolidation. Some travel management companies may have relationships with travel suppliers which give them access to favorable availability of products, including airplane seats and hotel rooms, or more competitive pricing than that offered by us. Furthermore, some corporate travel management companies have a strong presence in particular geographic areas which may make it difficult for us to attract customers in those areas. As a result of competitive pressures, we may suffer a loss of clients, and our revenues or margins may decline.

        We also compete with travel suppliers, including airlines, hotels and rental car companies. Innovations in technology, such as the Internet and computer online services, have increased the ability of travel suppliers to distribute their travel products and services directly to consumers. Although corporate travel management companies and travel agencies remain the primary channel for travel distribution, businesses and consumers can now use the Internet to access information about travel products and services and to purchase such products and services directly from the suppliers, thereby bypassing corporate travel management companies and travel agents. We believe that no single Internet-based service presently provides access to the full range of information available to us and our agents. An Internet-based travel service may, however, provide such access in the future. In addition, although we believe the service, knowledge and skills of our employees and our incorporation of new, alternative distribution channels position us to compete effectively in the changing industry, there can be no assurance that we will compete successfully or that the failure to compete successfully will not have a material adverse effect on our financial condition and results of operations.

If our travel suppliers cancel or modify their agreements with us, we may be subject to changes in our pricing agreements, commission schedules and incentive override commission arrangements and more restricted access to travel suppliers’ products and services, which could seriously harm our results of operations.

We are dependent upon travel suppliers for access to their products and services, including airplane seats and hotel rooms. Travel suppliers offer us pricing that is preferential to published fares, enabling us to offer prices lower than would be generally available to travelers and other corporate travel management companies or travel agents. Travel suppliers can generally cancel or modify their agreements with us upon relatively short notice. If a travel supplier cancels or modifies their agreement with us, we may be subject to changes in our pricing agreements, commission schedules and incentive override commission arrangements, and more restricted access to travel suppliers’ products and services, which could seriously harm our results of operations.

If technologies we depend on fail, or our right to use global distribution systems is restricted, we may not be able to process transactions for our customers as efficiently, if at all, which would seriously harm the results of our operations.

Our business is dependent upon a number of different information and telecommunications technologies. In addition, our ability to quote prices for airline tickets, hotel rooms, rental cars and other travel related services, make reservations, and sell such and other travel related services is dependent upon our contractual right to use, and the performance of, global distribution systems operated by Sabre, Galileo/Apollo and Worldspan. If these technologies or systems fail, or if our access to these systems is restricted, we may not be able to process transactions for our customers as efficiently, if at all, which would seriously harm our results of operations.

We intend to integrate operations of our subsidiaries which may cause a disruption to our business, may lead to technological, practical or personnel issues, and may not result in the intended cost efficiencies.

Currently, we and our subsidiaries, SatoTravel, Navigant United Kingdom, Navigant France, Navigant Deutschland, Navigant Belgium and Navigant Brazil, operate on separate computer systems and we and most of our subsidiaries operate on separate telephone systems, several of which use different technologies. We expect that we will integrate these systems, but we have not yet established a definitive timetable for integration of all such systems or our definitive capital needs for the integration. This integration will require substantial attention from senior management and may require future substantial capital expenditures. The contemplated integration of these systems may cause disruption to our business and may not result in the intended cost efficiencies. In addition, rapid changes in technologies may require capital expenditures to improve or upgrade client service.

Future acquisitions are a key component of our strategy and our anticipated growth. We face risks in continuing to acquire corporate travel management companies.

A substantial amount of the growth of our revenues has come from acquisitions. One of our strategies is to increase our revenues and the markets we serve through the acquisition of additional corporate travel companies. In the future, we may not make acquisitions at the pace we desire or on favorable terms, if at all. In addition, the consolidation of the travel management industry has reduced the number of companies available for sale, which could lead to higher prices being paid for the acquisition of the remaining travel management companies. If we are unable to identify and successfully negotiate suitable acquisitions at the pace we desire or at all, we may not be able to generate sufficient internal growth to sustain our historical growth rate.

The companies we have acquired, or which we may acquire in the future, may not achieve sales and profitability that would justify our investment in them. Our acquisitions of companies outside the United States may subject us to risks inherent in conducting business internationally. These risks include fluctuations in currency exchange rates, new and different legal and regulatory requirements and difficulties in staffing and managing foreign operations.

We face risks in the integration of acquired companies which may impact our financial condition and results of operations.

Integration of operations of the companies we acquired or may acquire in the future may also involve a number of special risks, which may have adverse short-term effects on our operating results. These may be caused by:

•	Severance payments to employees of acquired companies;

•	Restructuring charges associated with the acquisitions; and

•	Other expenses associated with a change in control.

Integration of acquired companies may also result in:

•	Diversion of management’s attention;

•	Difficulties with retention;

•	Difficulties related to integrating operations;

•	The need to hire and train key employees;

•	Risks associated with unanticipated problems or legal liabilities; and

•	Impairment of goodwill under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or FAS 142.

We conduct due diligence and generally require representations, warranties and indemnifications from the former owners of acquired companies. We cannot be certain, however, that such owners will have accurately represented the financial and operating conditions of their companies. If an acquired company’s financial or operating results were misrepresented, the acquisition could have a material adverse effect on our results of operations and financial condition.

Our ability to finance our future acquisitions by using cash, borrowed funds, shares of our common stock or a combination thereof is limited, and may adversely affect our future growth.

We currently intend to finance our future acquisitions by using cash, borrowed funds, shares of our common stock or a combination thereof. If our common stock does not maintain a sufficient market value, if our price is highly volatile, or if, for other reasons, potential acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their businesses, we may then be required to use more of our cash resources or more borrowed funds in order to maintain our acquisition program. Our Credit Facility limits our ability to consummate acquisitions using total consideration in excess of $10 million without the consent of participating banks. If we are unable to use common stock for acquisitions and we do not have sufficient cash resources, our growth could be limited unless we are able to obtain additional capital through debt or other financing. We may not be able to obtain additional capital, if and when needed, on terms we deem acceptable.

We rely on key employees and if such employees become unavailable, our business could be adversely affected.

Our operations depend on the continued efforts of Edward S. Adams, our Chief Executive Officer and President, Robert C. Griffith, our Chief Operating Officer, Chief Financial Officer and Treasurer, and John S. Coffman, our Chief Accounting Officer, as well as our other executive officers and the senior management of our subsidiaries. Furthermore, our operations will likely depend on the senior management of the companies that may be acquired in the future. If any of these people become unable to continue in his or her present role, or if we are unable to attract and retain other skilled employees, our business could be adversely affected. Edward S. Adams, Robert C. Griffith and John S. Coffman are subject to employment agreements with us.

Goodwill comprises much of our total assets, and if we determine that goodwill has become impaired in the future, net income in such years will decrease.

As of September 26, 2004, approximately $377.9 million, or 72.3% of our total assets and 161.5% of our stockholders’ equity represent goodwill. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations accounted for under the purchase method. Through December 30, 2001, we amortized goodwill on a straight-line method over a period of 35 years with the amount amortized in a particular period constituting a non-cash expense that reduced our net income. On December 31, 2001, we adopted the provisions of FAS 142, and discontinued the amortization of goodwill. We now test for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. A write down or impairment of goodwill would decrease our net income.

Our customers are not committed to provide us with a specific volume of business and may terminate their contracts with us or choose not to renew contracts which could seriously harm our revenues.

Our contracts with customers do not commit our customers to provide us with a specific volume of business and many can typically be terminated by our customers with or without cause, with little or no advance notice and without penalty. Customers may terminate their agreements with us for a variety of reasons, including acquisition or consolidation, a change in outsourcing strategy, or reactions to pressures, changes, or perceived advantages in the travel industry generally. If a significant number of customers elected to terminate their agreements with us, or decided to reduce their travel expenditures, it could reduce our revenues and harm our business.

Governmental agencies, which in the aggregate are a material part of our customer base, are subject to budget processes, which could limit the demand for our travel services.

Governmental agencies, which in the aggregate represent approximately 20% of our total revenues as of the nine months ended September 26, 2004, are subject to budgetary processes and expenditure constraints. The funding of government programs is subject to legislative appropriation. Budgetary allocations are dependent, in part, upon governmental policies which fluctuate from time to time in response to political and other factors. Although we have multi-year contracts with our governmental agency customers, governments generally appropriate funds on a fiscal year basis even though a contract may continue for several years. Consequently, programs are often only partially funded and additional funds are committed only upon further appropriations. If our government agency customers do not receive legislative appropriation, such agencies may reduce their travel, which could reduce our revenue.

Governmental agencies have special contracting abilities and requirements, including the unilateral ability to suspend or terminate current contracts at will, to reduce the value of current contracts, and to prevent us from being awarded new contracts. As a government contractor, we are subject to periodic audits and reviews, which may decrease our revenues or adversely impact our margins. Also as a government contractor, we may have to meet onerous contract requirements, and our failure to meet these requirements may impact our revenues.

Government contracts typically contain termination provisions unfavorable to us and are subject to audit and modification by the government at its sole discretion, which subject us to additional risks. These risks include the ability of the U.S. government to unilaterally:

•	Suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

•	Terminate our existing contracts;

•	Reduce the scope and value of our existing contracts;

•	Audit and object to our contract-related costs and fees, including allocated indirect costs; and

•	Change terms and conditions in our contracts.

The U.S. government can terminate any of its contracts with us either for its convenience or if we default by failing to perform in accordance with the contract schedule and terms. Termination for convenience provisions generally enable us to recover only our costs incurred or committed, and settlement expenses and profit on the work completed prior to termination. Termination for default provisions do not permit these recoveries and make us liable for excess costs incurred by the U.S. government in procuring undelivered items from another source.

As a government contractor, we are subject to periodic audits and reviews. Based on the results of its audits, the U.S. government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. government purchasing regulations, some of our costs may not be reimbursable or allowed in our negotiation of fixed-price contracts. Further, as a U.S. government contractor, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not.

In contracting with governmental agencies, we are subject to governmental agency contract requirements that vary from agency to agency. Future sales to governmental agencies will depend, in part, on our ability to meet governmental agency contract requirements, which may be onerous or even impossible for us to satisfy.

Our industry is seasonal causing fluctuating results of operations.

The domestic and international travel service industry is seasonal. Our past results have fluctuated because of seasonal variations in the travel services industry. Our net revenues and net income are generally higher in the second and third calendar quarters and lowest in the fourth calendar quarter. We expect this seasonality to continue in the future. Our quarterly results of operations may also be subject to fluctuations as a result of the timing and cost of acquisitions, changes in relationships with travel suppliers, changes in the mix of services offered by us, the timing of the payment of incentive override commissions by travel suppliers, extreme weather conditions or other factors affecting travel.

We are growing rapidly, which has put pressure on our executive management, personnel and corporate support systems and could adversely affect our operations, business and financial results and condition.

We were formed through the acquisition of twelve corporate travel management companies from January 1997 through May 1998, and we have made more than 40 acquisitions since that time. We expect to continue to grow in part through acquisitions. The rapid pace of acquisitions has, and will continue to, put pressure on our executive management, personnel and corporate support systems. Any inadequacy of our systems to manage the increased size and scope of operations resulting from growth could adversely affect our operations, business and financial results and condition.

If our agent reporting agreements are cancelled, we would be unable to sell airline tickets and our revenues would decrease.

We depend on the ability to sell airline tickets for a substantial portion of our revenue. To sell airline tickets, we must enter into, and maintain, an agent reporting agreement for each operating subsidiary with the Airlines Reporting Corporation, or ARC, for domestic agencies or with the Bank Settlement Plan, or BSP, for international agencies. Agent reporting agreements impose numerous financial, operational and administrative obligations on us. These agreements allow ARC or BSP to cancel an agent reporting agreement for failure to meet any of these obligations. If our agent reporting agreements are cancelled by ARC or BSP, we would be unable to sell airline tickets and our revenues would decrease.

We are currently in the process of evaluating the adequacy of the design and operating effectiveness of our internal control structure and procedures over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Section 404 of the Sarbanes-Oxley Act requires us to establish and maintain adequate internal control over financial reporting and make an assessment as to the effectiveness of such internal control based on our evaluation of it at fiscal year end, including disclosure of any material weakness identified by us. It also requires our independent public accountant to attest to and report on our evaluation. There can be no assurances that our evaluation and the independent public accountant’s attestation will not result in the identification of a material weakness.

Rapid technological changes and new distribution channels may adversely affect the value of our current or future technologies to us and our customers, which could cause us to increase expenditures to upgrade and protect our technology or develop and protect competing offerings in new distribution channels.

Distribution channels and technology in our industry are evolving rapidly. Our ability to compete and our future results depend in part on our ability to make timely and cost-effective enhancements and additions to our technology, to introduce new products and services that meet customer demands and to keep pace with rapid advancements in technology. Maintaining flexibility to respond to technological and market dynamics may require substantial expenditures and lead-time. We cannot assure you that we will successfully identify and develop new products or services in a timely manner, that offerings, technologies or services developed by others will not render our offerings obsolete or noncompetitive, or that the technologies in which we focus our investments will achieve acceptance in the marketplace and provide a return on our investment.

Although we rely heavily on technology, the total funds spent during the last three fiscal years on company-sponsored research and development has not been material. We primarily focus our technology development and implementations on replacing third party applications that are generally available within our industry. As a result, we have spent less than $200,000 in each of the last three years on research and development. Our existing programmers and other necessary IT staff perform research and development as an adjunct to their day to day duties. We do not consider, and do not track, their research and development time as an incremental expense. Thus, we consider our research and development expense to be not material to the financial statements, taken as a whole.

Bankruptcies of airlines or other providers of travel services could result in us failing to collect outstanding receivables from these providers or having to repay a portion of collected revenues to the bankruptcy trustee.

        We derive part of our revenue from commissions paid by international airlines, incentive override commissions paid by various airlines and incentive payments and commissions from other providers of travel services. This revenue is recorded as a receivable as earned and collected on a monthly or quarterly basis. If an airline or other provider of travel services were to declare bankruptcy, we may not receive payment for these outstanding receivables in a timely manner, or at all. In addition, the debtor or the bankruptcy trustee may claim that any receivables collected by us during the 90 days prior to the bankruptcy filing were preference payments, which may need to be disgorged. If we do not collect this revenue, or have to return revenue as a preference payment, we would become a general unsecured creditor of the debtor, and we may not collect any amount of our outstanding receivable. If we fail to collect these receivables or have to disgorge collected receivables as a preference payment, our revenue would decrease.

If a significant number of shares of our common stock are sold into the market, the market price of our common stock could significantly decline, even if our business is doing well.

In the future, we may also issue additional shares to our employees, directors or consultants, in connection with corporate alliances or acquisitions, or in follow-on offerings to raise additional capital. Our existing stockholders may also sell a large number of shares of our common stock or the public market may perceive that existing stockholders might sell shares of our common stock. These issuances or sales could reduce the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

The market price for our common stock may also be affected by our ability to meet analysts’ expectations of our results of operations.

Any failure to meet analysts’ expectations of our financial results, even slightly, has in the past, and could in the future have an adverse effect on the market price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management’s attention and resources, which could seriously harm our results of operations.

Conversion of our outstanding 4.875% convertible subordinated debentures due 2023 into our common stock will dilute the ownership interests of existing stockholders, including holders who had previously converted their debentures.

The conversion of some or all of our 4.875% convertible subordinated debentures due 2023 into our common stock will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

Our cash flow and our ability to meet our debt service obligations depend upon the cash flow of our subsidiaries which are not obligated to make funds available to us.

We are a holding company. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment on debt or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. If our subsidiaries do not make payments to us, we may not be able to service our obligations, which would seriously harm our business.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and we do not expect to pay any cash dividends in the foreseeable future. Furthermore, we are currently prohibited from paying dividends by financial covenants in our Credit Facility.

SELLING STOCKHOLDER AND OFFERING

The common stock offered by this prospectus represents 611,475 shares.

All of the shares were acquired by the selling stockholder in connection with the Partnership Interests Purchase Agreement, dated June 16, 2004 by and among Navigant International, Inc., a Delaware corporation (“Navigant”), NWT Newco, Inc., an Illinois corporation and a wholly-owned subsidiary of Navigant International/Rocky Mountain, Inc., Navigant International/North Central, Inc., an Illinois corporation and a wholly-owned subsidiary of Navigant, Northwestern Travel Service, L.P., a Minnesota limited partnership, Northwestern Travel Service, Inc., the general partner of the Partnership, Noble Family Limited Partnership, a Minnesota limited partnership and John C. Noble, Jack Curtiss Noble, Peter Thorp Noble, Clifford Blunt Noble and John Partridge Noble.

The number of shares that may actually be sold by the selling stockholder will be determined by the selling stockholder. The selling stockholder may sell all, some, or none of the shares of common stock that are subject to sale pursuant to this prospectus. Until June 16, 2006, the selling stockholder shall not, directly or indirectly, sell, assign, convey, transfer, pledge, or grant an option with respect to or otherwise dispose of or encumber more than 150,000 shares of common stock (or any interest therein) in the aggregate in any rolling three month period, without prior written consent of Navigant.

The offering contemplated by this prospectus is not currently being underwritten, therefore, we cannot provide you with an estimate of the number of shares of common stock that the selling stockholder will hold in the future or upon the termination of the offering. Information concerning the selling stockholder may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. We cannot assure you that any shares of common stock will be sold pursuant to this prospectus.

The following table sets forth the number of shares of common stock held by the selling stockholder. Beneficial ownership is determined in accordance with SEC rules that consider shares to be beneficially owned by any person who has voting or investment power with respect to the shares. Common stock subject to options that are currently exercisable or exercisable within 60 days after August 23, 2004 are considered to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of a person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Selling Stockholder	Shares Beneficially Owned Before Offering	% of Outstanding Common Stock	Shares Offered	Shares Beneficially Owned After Offering	% of Outstanding Common Stock
Noble Family Limited Partnership	611,475	4.0%	611,475	—	—

			611,475

PLAN OF DISTRIBUTION

The selling stockholder and its successors, including its transferee, pledge or donee or its successor, may sell the common stock offered under this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the selling stockholder can presently estimate the amount of this compensation.

The common stock offered under this prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

In connection with the sale of the common stock, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions it assumes. The selling stockholder may also sell the common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit it earns on any resale of the shares may be underwriting discounts and commissions under the Securities Act.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. These securities may also be sold in private transactions. This prospectus also may be used, without our consent, by donees or pledgees of the selling stockholder who wish to offer and sell pursuant to this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The shares of common stock offered under this prospectus were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof and/or Regulation D promulgated thereunder. In connection with the issuance of these shares of common stock, we agreed to register the shares of common stock offered under this prospectus under the Securities Act. We and the selling stockholder have agreed to indemnify each other, and their respective controlling persons, against specific liabilities, including liabilities arising under the Securities Act and the Exchange Act of 1934, or Exchange Act, in connection with the offer and sale of the shares. In addition, the selling stockholder may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act and/or Exchange Act. We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholder to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for us by Holland and Hart LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 28, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and at 233 Broadway, New York, NY 10279. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies can be obtained from the SEC upon payment of the prescribed fees. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov.

In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. We maintain a website at www.navigant.com and we make available free of charge on or through our website our SEC filings, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Other than our SEC filings specifically incorporated by reference, we have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be part of this document.

We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Any statement made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the filings listed below, which have previously been filed with the SEC, and any future filings made with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until all the common stock offered by this prospectus has been sold and all conditions to the consummation of such sales have been satisfied (other than current reports furnished under Item 9 or Item 12 of Form 8-K unless specifically incorporated by reference by us). All of these filings, which contain important information about us, are considered a part of this prospectus.

•	Our annual report on Form 10-K for the year ended December 28, 2003.

•	Our quarterly reports on Form 10-Q for the quarters ended March 28, 2004, June 27, 2004 and September 26, 2004.

•	Our current reports on Form 8-K filed on July 1, 2004, October 15, 2004, January 6, 2005 (see two separate reports on Form 8-K) and February 3, 2005 and on Form 8-K/A filed on August 19, 2004.

•	Our proxy statement for our stockholders’ meeting on May 19, 2004.

•	The description of our common stock, included under the heading “Description of Navigant Capital Stock” in the Prospectus forming a part of our Registration Statement on Form S-1, as amended on June 9, 1998 (File No. 333-46539) and the Prospectus forming a part of our Registration Statement on Form S-1, as amended on June 9, 1998 (File No. 333-47503).

You may obtain copies of documents incorporated by reference in this document, without charge, by writing us at the following address or calling us at the telephone number listed below:

Navigant International, Inc.

84 Inverness Circle East

Englewood, Colorado 80112

(303) 706-0800

Attention: Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$1,233
Printing and engraving expenses	5,000
Legal fees and expenses	7,500
Accounting fees and expenses	45,000
Miscellaneous	1,267

Total	$60,000

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 7 of our restated certificate of incorporation provides that to the fullest extent permitted under the General Corporation Law of the State of Delaware, or DGCL, a director of Navigant shall not be personally liable to Navigant or its stockholders for monetary damages for breach of a fiduciary duty as a director.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which the director derived an improper personal benefit.

Article 8 of our restated certificate of incorporation provides that to the fullest extent permitted under the DGCL, Navigant will indemnify its directors and executive officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

We have also obtained insurance policies which provide coverage for our directors and officers in certain situations, including some situations where we cannot directly indemnify the directors or officers.

Item 16. EXHIBITS

5	Opinion of Holland & Hart LLP regarding legality of shares.*

23.1	Consent of PricewaterhouseCoopers LLP.**

23.2	Consent of Holland & Hart LLP (contained in Exhibit 5).*

24.1	Power of Attorney.*

*	Previously filed.
**	To be filed by amendment.

Item 17. UNDERTAKINGS

(a)	Rule 415 Offerings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the United States Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Incorporated annual and quarterly reports.

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to stockholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14d-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 or Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	Commission position on indemnification.

The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 (other than the provisions relating to insurance), or otherwise, the Registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 15th day of February, 2005.

NAVIGANT INTERNATIONAL, INC.

By:	/s/ Edward S. Adams
Name:	Edward S. Adams
Title:	Chairman of the Board, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Edward S. Adams Edward S. Adams	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	February 15, 2005

/s/ Robert C. Griffith Robert C. Griffith	Chief Operating Officer, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 15, 2005

* Vassilios Sirpolaidis	Director	February 15, 2005

* Ned A. Minor	Director	February 15, 2005

* D. Craig Young	Director	February 15, 2005

* John A. Ueberroth	Director	February 15, 2005

* David W. Wiederecht	Director	February 15, 2005

* By: /s/ Robert C. Griffith
Robert C. Griffith
Attorney-in-fact

EXHIBITS INDEX

The following exhibits are filed as a part of this registration statement.

Exhibit No.	Description of Exhibit
5	Opinion of Holland & Hart LLP regarding legality of shares.*

23.1	Consent of PricewaterhouseCoopers LLP.**

23.2	Consent of Holland & Hart LLP (contained in Exhibit 5).*

24.1	Power of Attorney.*

*	Previously filed.
**	To be filed by amendment.